Exhibit 3

Risk Factors

Risks Related to Our Business

We could incur significant costs in complying with environmental, health and safety laws or permits or as a result of satisfying any liability or obligation imposed under such laws or permits.

Our operations are subject to various federal, state, local and foreign environmental, health and safety laws and regulations. Among other things, these laws regulate the emission or discharge of materials into the environment, govern the use, storage, treatment, disposal and management of hazardous substances and wastes, protect the health and safety of our employees and the end-users of our products, regulate the materials used in and the recycling of products and impose liability for the costs of investigating and remediating, and damages resulting from, present and past releases of hazardous substances. Violations of these laws and regulations or non-compliance with any conditions contained in any environmental permit can result in substantial fines or penalties, injunctive relief, requirements to install pollution or other controls or equipment, civil and criminal sanctions, permit revocations and/or facility shutdowns. We could be held liable for the costs to address contamination of any real property we have ever owned, operated or used as a disposal site. We also could incur fines, penalties, sanctions or be subject to third-party claims for property damage, personal injury or nuisance or otherwise as a result of violations of or liabilities under environmental laws or in connection with releases of hazardous or other materials. In addition, changes in, or new interpretations of, existing laws, regulations or enforcement policies, the discovery of previously unknown contamination, or the imposition of other environmental liabilities or obligations in the future, including additional investigation or other obligations with respect to any potential health hazards of our products or business activities or the imposition of new permit requirements, may lead to additional compliance or other costs that could have a material adverse effect on our business, financial condition or results of operations.

For a discussion of risks and liabilities relating to the Canton mill’s wastewater discharge permit, see “Business—Overview—Evergreen—Regulatory” in our Registration Statement on Form F-4 (File No. 333-182332) (as filed with the SEC on July 10, 2012).

Moreover, as environmental issues, such as climate change, have become more prevalent, federal, state and local governments, as well as foreign governments, have responded, and are expected to continue to respond, to these issues with increased legislation and regulation, which could negatively affect us. For example, the United States Congress has considered legislation to reduce emissions of greenhouse gases. In addition, the United States Environmental Protection Agency, or “EPA,” is regulating certain greenhouse gas emissions under existing laws such as the Clean Air Act. These and other foreign, federal and state climate change initiatives may cause us to incur additional direct costs in complying with new environmental legislation or regulations, such as costs to upgrade or replace equipment, as well as increased indirect costs resulting from our suppliers, customers or both incurring additional compliance costs that could get passed through to us or impact product demand. Additionally, the EPA is continuing the development of other new standards and programs that may be applicable to our operations. For example, the EPA has issued but is currently reconsidering regulations under the Clean Air Act governing emissions from industrial boilers. These or other rules promulgated in the future could result in additional material costs to us.

In addition, a number of governmental authorities, both in the United States and abroad, have considered, and are expected to consider, legislation aimed at reducing the amount of plastic wastes disposed. Programs have included, for example, mandating certain rates of recycling and/or the use of recycled materials, imposing deposits or taxes on plastic packaging material and requiring retailers or manufacturers to take back packaging used for their products. Legislation, as well as voluntary initiatives similarly aimed at reducing the level of plastic wastes, could reduce the demand for certain plastic packaging, result in greater costs for plastic packaging manufacturers or otherwise impact our business. Some consumer products companies, including some of our customers, have responded to these governmental initiatives and to perceived environmental concerns of consumers by using containers made in whole or in part of recycled plastic. Future legislation and initiatives could adversely affect us in a manner that would be material to our results of operations.

We recently learned that emissions of Volatile Organic Compounds (“VOCs”) from foil rolling operations at the Reynolds Consumer Products segment’s Louisville, Kentucky facility are close to the annual limit imposed under the facility’s air emissions permit. We voluntarily reported the emissions level to the Louisville Metro Air Pollution Control District (the “LMAPCD”) and, to avoid exceeding the annual limit under the facility’s air emissions permit, ceased foil rolling operations at our Louisville facility on September 6, 2012 (other operations at the facility have continued). We believe that we have reached a tentative agreement with the LMAPCD staff with regard to recommencing and continuing foil rolling operations at the facility. The tentative agreement is subject to the approval of the LMAPCD’s board, which is scheduled to meet to decide whether to approve the agreement on September 19, 2012. We have taken measures to assure our ability to provide aluminum foil products to our customers throughout the expected interruption of foil rolling operations at the

Louisville facility and we expect to recommence foil rolling operations shortly. There can be no assurance that the LMAPCD board will approve the agreement, or, if they do so, when the approval would be received. If the LMAPCD board does not approve the agreement, we expect to undertake other actions to attempt to fulfill our foil needs, including operating the facility at a reduced production level and obtaining additional product from third party suppliers. The agreement and the other alternatives will require incremental capital costs for the facility and other expenses that could reduce our operating margins and could involve penalties, similar costs or enforcement action imposed by the LMAPCD or other regulatory authorities, but we do not expect that their impact on our business, financial condition or results of operations will be material.

Loss of any of our key manufacturing facilities could have an adverse effect on our financial condition or results of operations.

While we manufacture most of our products in a large number of diversified facilities, and maintain insurance covering these facilities, a loss of the use of all or a portion of any of our key manufacturing facilities due to an accident, labor issues, weather conditions, natural disaster or otherwise, may have a material adverse effect on our financial condition or results of operations. In addition, certain of our products are produced at only one location or at a small number of facilities, increasing the risks associated with a loss of use of such facilities. For example, after the consolidation of Reynolds Consumer Products’ Richmond and Louisville manufacturing facilities in late 2009, we can only perform the foil rolling phase of our foil manufacturing process in our Louisville plant and the melting and casting phase in our Hot Springs facility. Loss or disruption of either of these two facilities would significantly interrupt our production process and adversely affect our business and results of operations. We recently ceased foil rolling operations at our Louisville plant in order to avoid exceeding the annual limit under the plant’s air emissions permit. If we are unable to restart foil rolling operations promptly, or if we must operate at reduced capacity, our operating margins could be reduced. This is the only facility at which we currently produce our foil products. Additionally, we experienced a flood at one of our locations in 2009, which required us to suspend production at that facility for a short period of time. Similarly, we were affected by earthquakes in Chile in 2010 and Japan in 2011, which caused one of Closures’ facilities to suspend its operations for approximately two months.

Forward-Looking Statements

This report may contain “forward-looking statements.” Forward-looking statements include statements regarding the goals, beliefs, plans or current expectations of the Company, taking into account the information currently available to our management. Forward-looking statements are not statements of historical fact. For example, when we use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “may,” “will” or other words that convey uncertainty of future events or outcomes, we are making forward-looking statements.

While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such uncertainties, risks and assumptions include, but are not limited to: risks related to acquisitions, including completed and future acquisitions, such as the risks that we may be unable to complete an acquisition in the timeframe anticipated, on its original terms, or at all, or that we may not be able to achieve some or all of the benefits that we expect to achieve from such acquisitions, including risks related to integration of our acquired businesses; risks related to the future costs of energy, raw materials and freight; risks related to our substantial indebtedness and our ability to service our current and future indebtedness; risks related to our hedging activities which may result in significant losses and in period-to-period earnings volatility; risks related to our suppliers of raw materials and any interruption in our supply of raw materials; risks related to downturns in our target markets; risks related to increases in interest rates which would increase the cost of servicing our debt; risks related to dependence on the protection of our intellectual property and the development of new products; risks related to exchange rate fluctuations; risks related to the consolidation of our customer bases, competition and pricing pressure; risks related to the impact of a loss of one of our key manufacturing facilities; risks related to our exposure to environmental liabilities and potential changes in legislation or regulation; risks related to complying with environmental, health and safety laws or as a result of satisfying any liability or obligation imposed under such laws; risks related to changes in consumer lifestyle, eating habits, nutritional preferences and health-related and environmental concerns that may harm our business and financial performance; risks related to restrictive covenants in our indebtedness which could adversely affect our business by limiting our operating and strategic flexibility; risks related to our dependence on key management and other highly skilled personnel; and risks related to our pension plans.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above.